UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934

June 19, 2006 (June 14, 2006)

Date of Report (Date of earliest event reported)

GREEN MOUNTAIN POWER CORPORATION

(Exact name of registrant as specified in its charter)

VERMONT

(State of other jurisdiction of incorporation)

1-8291	03-0127430
(Commission File Number)	(IRS Employer Identification Number)

163 ACORN LANE

COLCHESTER, VT 05446

(Address and zip code of principal executive offices)

(802) 864-5731

(Registrant’s telephone number, including area code)

N/A

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Five Year Unsecured Revolving Credit Agreement

On June 14, 2006, the Green Mountain Power Corporation (the “Company”) entered into a five year unsecured revolving credit agreement (the “Credit Agreement”) with Sovereign Bank, Keybank National Association, and Sovereign Bank, as agent, (collectively, the “Lenders”) for $30 million. The Credit Agreement replaces the Company’s current $30 million unsecured revolving credit agreement that expired on June 14, 2006.

The Credit Agreement provides for revolving credit loans to the Company in U.S. dollars. Each of the borrowings by the Company under the Credit Agreement will bear interest at one of the two following interest rates, at the Company’s option: (1) a rate based on the London interbank offered rate plus a margin that fluctuates based on the Company’s debt rating by Standard & Poors and Moody’s Investor Service (the “LIBOR Rate”) or (2) an alternate rate equal to the higher of: (a) the prime rate publicly announced by Sovereign Bank, and (b) the weighted average of the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus one-half of one percent (1/2%) (the “Alternate Base Rate”). The Company may elect, from time to time, to convert LIBOR Rate loans to Alternate Base Rate loans, and to convert Alternate Base Rate loans to LIBOR Rate loans.

The Credit Agreement also provides for the issuance of letters of credit of up to an aggregate of $10 million, which if issued would constitute loans for purposes of the $30 million revolving credit limit. The Credit Agreement also provides, at the Company’s option, for an increase in the credit facility to a maximum of $45 million. Any such increase is subject to additional regulatory review and approval.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including financial condition covenants, limitations on liens covenants, limitations on mergers covenants, covenants to preserve corporate existence, covenants to comply with laws, covenants on the use of the proceeds of the credit facility, and default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, and defaults for non-performance of covenants. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming due and immediately payable and the facility being terminated.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. You are encouraged to read the Credit Agreement. The Company anticipates that certain of the Lenders may provide additional financing services in the future. The Credit Agreement was and such services, if any, will be negotiated at arm’s length.

Item 2.03	Creation of a direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

10.1 Credit Agreement among Green Mountain Power Corporation, Sovereign Bank, Keybank National Association and Sovereign Bank, as agent, dated as of June 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN POWER CORPORATION (Registrant)

By:	/s/ Dawn D. Bugbee	June 19, 2006
	Dawn D. Bugbee Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer	Date

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
10.1	Credit Agreement among Green Mountain Power Corporation, Sovereign Bank, Keybank National Association and Sovereign Bank, as agent, dated as of June 14, 2006.